EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PC]

July 25, 2007

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 25, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 300,000 shares reserved for issuance under a stand-alone stock option agreement issued by you to Michael A. Ricci (the “Agreement”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Agreement.

It is our opinion that, when issued in the manner described in and pursuant to the Agreement, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati